UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2017

AUDIOEYE, INC.

DELAWARE	333-17743	20-2939845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

(Address of principal executive offices)

(866) 331-5324

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

As previously reported, in April 2015, two shareholder class action lawsuits were filed against AudioEye, Inc. and former officers Nathaniel Bradley and Edward O’Donnell in the U.S. District Court for the District of Arizona. A consolidated amended complaint was filed under the caption In re AudioEye, Inc. Sec. Litigation. On July 25, 2016, in connection with a voluntary mediation, the parties reached an agreement in principle to settle the consolidated actions subject to definitive documentation, shareholder notice, and court approval. A written Stipulation of Settlement was executed and filed with the Court in December 2016. On January 23, 2017, the court granted preliminary approval of the settlement pursuant to the terms set forth in the Stipulation of Settlement, provisionally certified a settlement class of shareholders, and directed plaintiffs' counsel to provide notice to that class. On May 8, 2017, the Court held a Final Settlement Hearing subsequent to which the Court issued a final order approving the settlement in all respects, certifying a settlement class, and dismissing the case with prejudice.

As previously reported, on July 26, 2016, a shareholder derivative complaint entitled Denese M. Hebert, derivatively on Behalf of Nominal Defendant AudioEye, Inc., v. Bradley, et al., was filed in the State of Arizona Superior Court for Pima County. The complaint generally asserted causes of action related to the Company’s restatement of its financial statements for the first three fiscal quarters of 2014. As a derivative complaint, the plaintiff-shareholder purported to act on behalf of the Company against the Named Individuals. The Company is named as a nominal defendant. The named individual defendants filed a motion to dismiss. On May 8, 2017, the Court granted the motion to dismiss in its entirety, and denied Plaintiff’s request for leave to amend the complaint.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2017		AUDIOEYE, INC.

	By:	/s/ Todd Bankofier
Todd Bankofier, Chief Executive Officer